                                                                      EXHIBIT 12

                  MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                  ------------------------------------------
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
               -------------------------------------------------
                            (Dollars in Thousands)


                                                              Year Ended Last Friday in December
                                             -------------------------------------------------------------------
                                                1994           1993          1992          1991          1990
                                             -----------    ----------    ----------    ----------    ----------
                                             (52 Weeks)     (53 weeks)    (52 weeks)    (52 weeks)    (52 weeks)
Pretax earnings from
 continuing operations                       $ 1,729,604    $2,424,808    $1,621,389    $1,017,418    $  282,328
Deduct equity in undistributed
 net earnings of unconsolidated
 subsidiaries                                    (18,817)      (13,029)      (12,913)      (10,677)       (9,429)
                                             -----------    ----------    ----------    ----------    ----------
Total pretax earnings from
 continuing operations                         1,710,787     2,411,779     1,608,476     1,006,741       272,899
                                             -----------    ----------    ----------    ----------    ----------
Add:  Fixed charges:

        Interest                               8,585,832     6,008,511     4,822,711     5,073,824     5,343,107

        Amortization of debt expense               2,738         3,921         4,232         4,366         3,890

        Capitalized interest                           -             -             -           929           555
                                             -----------    ----------    ----------    ----------    ----------
      Total interest                           8,588,570     6,012,432     4,826,943     5,079,119     5,347,552

      Interest factor in rents                   128,744       141,654       141,546       141,438       135,038
                                             -----------    ----------    ----------    ----------    ----------
Total fixed charges                            8,717,314     6,154,086     4,968,489     5,220,557     5,482,590
                                             -----------    ----------    ----------    ----------    ----------
Pretax earnings before fixed charges
 (excluding capitalized interest)            $10,428,101    $8,565,865    $6,576,965    $6,226,369    $5,754,934
                                             ===========    ==========    ==========    ==========    ==========
Ratio of earnings to fixed charges                  1.20          1.39          1.32          1.19          1.05
                                             ===========    ==========    ==========    ==========    ==========

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